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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

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                             Post Properties, Inc.
               (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                             [POST PROPERTIES LOGO]


For Immediate Release


Contact:        Judith Wilkinson/Nina Covalesky                    PRESS RELEASE
                Joele Frank, Wilkinson Brimmer Katcher
                (212) 355-4449


          Post Properties Affirms Board's Commitment to Increase Value
                                for Shareholders

     Company to Pursue More Aggressive Asset Sales Program and Review Senior
      Management Compensation Structure to Better Align Economic Interests
                                with Shareholders

ATLANTA, May 15, 2003 - The Board of Directors of Post Properties, Inc. (NYSE:
PPS), an Atlanta-based real estate investment trust, today confirmed its commitment to explore all alternatives to increase value for shareholders. In furtherance of that objective, the Company stated its intention to pursue a more aggressive program of asset sales. As previously announced, Post is currently on track to meet its earlier goal of $100 to $150 million in asset sales for 2003.

In addition, the Board said that its Compensation Committee will review the compensation structure for senior management with a view to providing more equity-based incentives. This will better align the economic interests of senior management with those of Post shareholders.

These actions underscore the Board's previously stated commitment to create increased value for the holders of Post common stock. For example, in recent weeks Post's Board has stated:

         o "The Board would give appropriate consideration to acquisition proposals that are in the best interests of shareholders." (Letter to Post Properties shareholders dated April 28, 2003)

         o The Board is "reviewing all strategic alternatives on an ongoing basis." (Letters to Post Properties shareholders dated May 5, 2003, and May 9, 2003)

         o The "Board will do what is right for all shareholders, will consider all options, including acquisition proposals, that are in the best interests of all shareholders." (SEC filing on May 6, 2003)

         o "The Board has publicly committed to review all strategic alternatives, and in this regard the Board will form a special committee at such time as it may be appropriate." (Post Properties press release issued May 9, 2003)

                                     -more-



                                       -2-

           Robert C. Goddard, III, Chairman of the Board of Directors of Post Properties, said, "As directors, we take very seriously our obligations to shareholders, and when we commit to explore `all alternatives,' that is exactly what we mean. We are very much aware of our responsibilities and we remain focused on the interests of holders of Post Properties common stock. We are pleased that ISS, the nation's leading independent proxy voting and corporate governance advisory firm, in its recent recommendation, concluded that the best way to create shareholder value is to elect Post's Board nominees."

           ISS' analyses and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

           Post Properties also reaffirmed its commitment to excellence in corporate governance, and cited its recent governance initiatives:

         o Elimination of the Classified Board of Directors, so that all directors will be elected annually;

         o Severe limitations on any future use of a shareholder rights plan, so that any such rights plan cannot last more than nine months unless it has been approved by shareholders;

         o Commitment not to opt into the Georgia anti-takeover law without shareholder approval; and

         o Commitment that the "share ownership" limitations in the Company's Articles of Incorporation will be used only for purposes of protecting the Company's status as a tax qualified REIT and not for any anti-takeover purposes.

           Nationwide, Post Properties owns approximately 30,080 apartment homes in 80 communities, including 1,256 units currently under development.

Certain statements made in this release and other written or oral statements made by or on behalf of the Company may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important risk factors regarding the Company are included under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC.


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